EX. 99.28(n)(1)(ii)

Amendment to JNL Investors Series Trust Multiple Class Plan

This Amendment is made by JNL Investors Series Trust, a Massachusetts business trust (the “Trust”), to its Multiple Class Plan (the “Plan”).

Whereas, the Plan was adopted on September 25, 2017, by the Trust with respect to each of the Trust’s investment portfolios (each a “Fund”) as shown on Schedule A to the Plan, in accordance with Rule 18f-3 under the Investment Company Act of 1940, as amended.

Whereas, the Board of Trustees of the Trust (the “Board”) approved the following new fund, effective August 13, 2018 (the “New Fund”):

JNL Securities Lending Collateral Fund

Whereas, the Board also approved an update, to Schedule A the Plan, to revise the following fund name, which was listed incorrectly (“Fund Name Correction”):

JNL/WMC Government Money Market Fund change to JNL Government Money Market Fund

Whereas, pursuant to Board approval of the New Fund and the Fund Name Correction, the Trust has agreed to amend the Plan, effective August 13, 2018, to add the New Fund and to correct the fund name, in Schedule A.

Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Trust agrees to amend the Plan as follows:

1)	Schedule A to the Plan is hereby deleted and replaced in its entirety with Schedule A, dated August 13, 2018, attached hereto.

2)	Except as specifically amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

In Witness Whereof, the Trust has caused this Amendment to be executed and effective as of August 13, 2018.

JNL Investors Series Trust

By:	/s/ Kristen K. Leeman
Name:	Kristen K. Leeman
Title:	Assistant Secretary

Schedule A
Dated August 13, 2018
Investment Portfolios

Fund	Class(es)
JNL Government Money Market Fund	Institutional Class
JNL Securities Lending Collateral Fund	Institutional Class
JNL/PPM America Low Duration Bond Fund	Class A
Class I

A-1